Exhibit 99.1

Investor Contact:	Michael E. Conley (972) 443-6557
Media Contact:	Lars Rosene (469) 420-3264
FOR IMMEDIATE RELEASE
Flowserve Reports Significant Improvements In Bookings,
Margins And Net Income
Files 10-Qs For First And Second Quarters Of 2006,
Becomes A Current Filer
DALLAS — Sept. 29, 2006 — Flowserve Corp. (NYSE: FLS) today filed its Form 10-Q reports for the first and second quarters of 2006 with the Securities and Exchange Commission and is now current in filing its financial reports with the commission. The company announced financial results for these 2006 periods and year-to-date, including significantly improved bookings, gross margin and operating income.
(All comparisons in this news release are first six months of 2006 versus the same period of 2005, unless otherwise noted.)
Announcement Highlights:
•	Organic bookings up 32 percent; reported bookings (including divested operations) up 25 percent, including negative currency, to $1.8 billion

•	Sales up 8 percent, including negative currency, to $1.4 billion

•	Gross profit margin improved 140 basis points, to 33.1 percent

•	Gross profit up 13 percent, to $466.1 million

•	Consolidated operating margin improved 150 basis points, to 7.8 percent; reached 9.6 percent in second quarter

•	All segment operating margins achieved improved double digits for first half of 2006

•	Operating income up 34 percent, to $110.0 million, including negative currency

•	Earnings per diluted share of 81 cents, up 224 percent from 25 cents

•	Net debt-to-capital ratio improved to 39.6 percent

•	Filed first and second quarter 2006 10-Qs with the SEC

•	Became current with all SEC financial report filings
2006 Form 10-Qs Filed
Flowserve filed its first and second quarter 2006 Form 10-Q quarterly reports with the SEC and is now current with its financial report filings with the commission. “We are delighted to return to current filer status,” said Flowserve President and Chief Executive Officer Lewis M. Kling. “We have taken many steps to improve our financial reporting processes. In addition, our global financial organization is well positioned to continue to support our operations in taking advantage of our exciting current business opportunities.”
Outlook
“I am very proud that we attained these significantly improved financial results while working hard to become a current SEC filer,” Kling said. “We are encouraged by the success to date of our operational excellence initiatives, our strong operating performance, and our ability to take advantage of extremely robust markets, which we expect to continue. Today’s stock repurchase announcement further underscores our positive view and confidence in our company and our businesses.”

FIRST HALF 2006 CONSOLIDATED RESULTS
Organic bookings, which excludes currency in the 2006 periods and discontinued operations in 2005, increased 32 percent. Reported bookings were $1.8 billion, a 25 percent increase, including negative currency effects of approximately $36 million. These increases in bookings reflect strong growth in both aftermarket business and project-related business. First and second quarter 2006 reported bookings increased 23 percent and 26 percent compared with their respective prior year periods on an absolute basis, which includes discontinued operations that were divested on Dec. 31, 2005.
Ending backlog for the first half of 2006 was a record $1.4 billion, a 41 percent increase, including currency benefits of approximately $55 million, compared with year-end 2005. The increase in backlog was primarily driven by strong pump business and reflects the number and size of major project orders and longer customer requested lead times typical of robust markets.
First half 2006 sales were $1.4 billion, an 8 percent increase, including negative currency effects of approximately $19 million. This increase reflects strong growth in both project-related and aftermarket business. For the first and second quarters of 2006, sales increased 6 percent and 9 percent compared with their respective prior year periods.

Gross profit increased 13 percent to $466.1 million. Gross profit margin improved 140 basis points to 33.1 percent. These increases primarily reflect the increased sales, which favorably affects the absorption of fixed costs, cost savings resulting from the company’s operational excellence and ongoing continuous improvement initiatives, improved pricing discipline and a greater volume of higher margin aftermarket business. For the first and second quarters of 2006, gross profit increased 12 percent and 13 percent compared with their respective prior year periods.
“We are extremely pleased by the significant improvements in our bookings, sales and gross profit margin, and particularly the flow-through from sales,” Kling said. “This again confirms that our operational excellence programs are continuing to gain momentum as we simultaneously benefit from the robust market conditions. It is important to note that given this very strong customer market environment, Flowserve was still able to improve its overall year-to-date on-time delivery performance despite an environment increasingly characterized by occasional availability constraints with subcontractors and suppliers. Bottom line, our operational excellence initiatives are gaining traction and making a difference in our business.”
First half 2006 selling, general and administrative expenses (SG&A) as a percentage of sales declined 10 basis points to 25.3 percent. In the second quarter of 2006, SG&A as a percentage of sales declined 330 basis points to

23.8 percent, from 27.1 percent in the first quarter of this year, which includes costs in closing the company’s 2004 and 2005 financial statements. SG&A for the first half of 2006 was $356.1 million, an increase of 7 percent, reflecting increased professional fees primarily related to the company’s previously delayed financial reporting as well as stock option and other equity-based compensation expense.
“We understand the nature and sources of our corporate expenses and professional fees, and are starting to see the expected progress in reducing them,” said Chief Financial Officer Mark A. Blinn. “As we have said before, some costs and fees related to compliance and completion of the 2004 and 2005 audits have reduced our financial results for the first half of 2006. We continue to anticipate that 2007 will be more representative of our true run rate for such expenses.”
Operating margin improved to 7.8 percent, an increase of 150 basis points. Second quarter 2006 operating margin improved 390 basis points to 9.6 percent, from 5.7 percent in the first quarter of this year. Operating income increased 34 percent to $110.0 million. This improvement is mainly due to the previously discussed factors that increased gross profit, partially offset by the increases in SG&A. The increase includes negative currency effects of approximately $2 million.

Interest expense for the first half of 2006 declined $8.0 million, or 20 percent, to $31.9 million, reflecting the benefits of the company’s $1 billion August 2005 refinancing.
Net income more than tripled to $47.0 million, or 81 cents a diluted share, from $13.9 million, or 25 cents a diluted share, reflecting the improvements in gross profit and operating income, reduction in interest expense, and the increase in other income, primarily due to unrealized gains on forward exchange contracts versus losses in the prior year period. First quarter 2006 net income increased to $13.9 million, or 24 cents a diluted share, from a net loss of $4.0 million, or 7 cents a diluted share, in the prior year period. Second quarter 2006 net income increased 84 percent to $33.1 million, or 57 cents a diluted share, compared with $18.0 million, or 32 cents a diluted share, in the prior year period.
The company continued to generate solid cash flow in the first half of 2006 and used a portion of it to repay $15.9 million of outstanding debt during the first half of the year. As a result, the company’s net debt-to-capital ratio improved to 39.6 percent at the end of the second quarter of 2006.
The company also said that Moody’s Investor Service recently upgraded the company’s bank debt rating to Ba2, from Ba3. “We are encouraged by Moody’s decision to upgrade our debt rating,” Blinn said.

The company made no material contributions to its U.S. pension plan during the first half of 2006. “In September, we contributed approximately $36 million to our U.S. plan,” Blinn said. “In addition to the stock repurchase program of up to 2 million shares that we are announcing today, we will continue to review a variety of additional options for using our expected cash flow in future periods, including possible dividends, increased capital expenditures and other strategic opportunities.”
FIRST HALF 2006 SEGMENT RESULTS
Flowserve Pump Division
Flowserve Pump Division (FPD) bookings in the first half of 2006 were $1.0 billion, an increase of 46 percent, primarily driven by increased new major project business, slightly offset by negative currency effects of approximately $22 million. Sales were $715.0 million, an increase of 6 percent, including negative currency effects of approximately $10 million. FPD’s gross profit was $201.2 million, an increase of 13 percent. Gross profit margin increased 160 basis points to 28.1 percent. Gross profit margin benefited from higher sales and through operational excellence processes. Operating income was $71.4 million, an increase of 29 percent, including negative currency effects of approximately $1 million. Operating margin increased 180 basis points to 10.0 percent.
First and second quarter bookings increased 38 percent and 55 percent, respectively, compared with their prior year periods, while first and second quarter sales increased 5 percent and 7 percent, respectively, on the same basis. In the first quarter of 2006, FPD’s gross profit margin improved 260 basis points to 28.0 percent and operating margin improved 190 basis points to 7.5 percent, both compared with the prior year period. In the second quarter of 2006, gross profit margin improved 80 basis points to 28.3 percent and operating margin improved 160 basis points to 12.1 percent, both compared with the prior year period.
Flow Control Division
Flow Control Division (FCD) first half 2006 organic bookings increased 19 percent compared with 2005 organic bookings. Reported bookings of $541.6 million for the first half of 2006 increased 4 percent, including negative currency effects of approximately $12 million. Sales increased 7 percent to $470.1 million, including negative currency effects of approximately $8 million. FCD’s first half 2006 gross profit was $160.2 million, an increase of nearly 11 percent. Gross profit margin increased 130 basis points to 34.1 percent. Gross profit margin benefited from operational excellence initiatives, higher sales volume and higher margins on control valve projects. Operating income was $53.4 million, an increase of 16 percent, including negative currency effects of approximately $1 million. Operating margin increased 90 basis points to 11.4 percent.
First and second quarter 2006 organic bookings increased 25 percent and 14 percent, respectively, compared with organic bookings in their prior year periods.

First and second quarter 2006 reported bookings increased 6 percent and 2 percent, respectively, compared with reported bookings in their prior year periods. First and second quarter 2006 sales increased 4 percent and 10 percent, respectively, with their prior year periods. In the first quarter of 2006, FCD’s gross profit margin improved 70 basis points to 34.1 percent and operating margin improved 160 basis points to 11.1 percent, both compared with the prior year period. In the second quarter of 2006, FCD’s gross profit margin improved 180 basis points to 34.1 percent and operating margin improved 20 basis points to 11.6 percent, both compared with the prior year period.
Flow Solutions Division
Flowserve Solutions Division (FSD) bookings in the first half of 2006 were $250.6 million, an increase of 6 percent, including negative currency effects of approximately $2 million. Sales were $243.2 million, an increase of 13 percent, including negative currency effects of approximately $1 million. FSD’s gross profit was $108.2 million, an increase of approximately 15 percent. Gross profit margin increased 60 basis points to 44.5 percent. Gross profit margin benefited from higher sales. Operating income was $50.6 million, an increase of 18 percent. Currency had a negligible impact on operating income. Operating margin increased 80 basis points to 20.8 percent.
First quarter bookings increased 14 percent and second quarter bookings fell about 1 percent compared with their prior year periods. Second quarter 2005 bookings included three major special orders. First and second quarter sales increased 15 percent and 12 percent, respectively, on the same basis. In the first quarter of 2006, FSD’s gross profit margin improved 40 basis points to 43.6 percent and operating margin improved 150 basis points to 19.7 percent, both compared with the prior year period. In the second quarter of 2006, FSD’s gross profit margin improved 80 basis points to 45.4 percent and operating margin improved 20 basis points to 21.8 percent, both compared with the prior year period.
Conference Call
The company will host a conference call on Tuesday, Oct. 10, 2006, at 11:00 a.m. Eastern Time to discuss today’s announcement. This conference call can be accessed through the company’s website at www.flowserve.com. More information about Flowserve Corp. can also be obtained by visiting this website.
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.
Safe Harbor Statement: This news release includes forward-looking statements. Forward looking statements are all statements that are not statements of historical facts and include, without limitation, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition. The words “believe”, “seek”, “anticipate”, “plan”, “estimate”, “expect”, “intend”, “project”, “forecast”, “predict”, “potential”, “continue”, “will”, “may”, “could”, “should”, and other words of similar meaning are intended to identify forward-looking statements. The forward-looking statements made in this news release are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-

looking statements involve known and unknown risks, uncertainties and other factors that, in some cases, are beyond our control. These risks, uncertainties and factors may cause our actual results, performance and achievements, or industry results and market trends, to be materially different from any future results, performance, achievements or trends expressed or implied by such forward-looking statements. Important risks, uncertainties and other factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: delays in future reports of the Company’s management and outside auditors on the Company’s internal control over financial reporting and related certifications; continuing delays in the Company’s filing of its periodic public reports and any SEC, NYSE or debt rating agencies’ actions resulting therefrom; the possibility of adverse consequences of the pending securities litigation; the possibility of adverse consequences related to the investigations by the SEC and foreign authorities regarding our participation in the United States Oil-for-Food program; the possibility of adverse consequences of governmental tax audits of the Company’s tax returns, including the upcoming IRS audit of the company’s U.S. tax returns for the years 2002 through 2004; the Company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues at acceptable, if any, profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends; changes in the financial markets and the availability of capital; changes in the already competitive environment for the Company’s products or competitors’ responses to the Company’s strategies; the Company’s ability to integrate acquisitions into its management and operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq, uncertainties in certain Middle Eastern countries such as Iran, and their potential impact on Middle Eastern markets and global petroleum producers; the Company’s ability to comply with the laws and regulations affecting its international operations, including the U.S. export laws, and the effect of any noncompliance; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in the U.S. and other countries and regions; unanticipated difficulties or costs associated with the implementation of systems, including software; the Company’s relative geographical profitability and its impact on the Company’s utilization of foreign tax credits; the recognition of significant expenses associated with realigning operations of acquired companies with those of Flowserve; the Company’s ability to meet the financial covenants and other requirements in its debt agreements; any terrorist attacks and the response of the U.S. to such attacks or to the threat of such attacks; technological developments in the Company’s products as compared with those of its competitors; changes in prevailing interest rates and the Company’s effective interest costs; and adverse changes in the regulatory climate and other legal obligations imposed on the Company. It is not possible to foresee or identify all the factors that may affect our future performance or any forward-looking information, and new risk factors can emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements included in this news release are based on information available to us on the date of this news release. We undertake no obligation to revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.
(Tables Follow)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Amounts in thousands, except per share data)	Three Months Ended March 31,
	2006	2005

Sales	$653,857	$616,118
Cost of sales	439,465	424,975

Gross profit	214,392	191,143
Selling, general and administrative expense	176,872	165,316

Operating income	37,520	25,827
Interest expense	(15,682)	(20,035)
Interest income	1,083	844
Other income (expense), net	1,133	(2,713)

Earnings before income taxes	24,054	3,923
Provision for income taxes	10,162	1,024

Income from continuing operations	13,892	2,899
Discontinued operations, net of tax	—	(6,913)

Net income (loss)	$13,892	$(4,014)

Earnings (loss) per share:
Basic:
Continuing operations	$0.25	$0.05
Discontinued operations	—	(0.12)

Net earnings (loss)	$0.25	$(0.07)

Diluted:
Continuing operations	$0.24	$0.05
Discontinued operations	—	(0.12)

Net earnings (loss)	$0.24	$(0.07)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)	March 31,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$45,784	$92,864
Restricted cash	2,920	3,628
Accounts receivable, net of allowance for doubtful accounts of $15,147 and $14,271, respectively	481,280	472,946
Inventories, net	391,675	361,770
Deferred taxes	120,793	113,957
Prepaid expenses and other	31,939	26,034

Total current assets	1,074,391	1,071,199
Property, plant and equipment, net of accumulated depreciation of $462,631 and $444,701, respectively	400,686	397,622
Goodwill	836,976	834,863
Deferred taxes	30,316	34,261
Other intangible assets, net	144,198	146,251
Other assets, net	95,555	91,342

Total assets	$2,582,122	$2,575,538

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$310,435	$316,713
Accrued liabilities	329,179	360,798
Debt due within one year	22,833	12,367
Deferred taxes	5,246	5,044

Total current liabilities	667,693	694,922
Long-term debt due after one year	651,520	652,769
Retirement obligations and other liabilities	407,294	396,013
Shareholders’ equity:
Series A preferred stock, $1.00 par value, 1,000 shares authorized, no shares issued	—	—
Common shares, $1.25 par value	72,018	72,018
Shares authorized — 120,000
Shares issued — 57,614
Capital in excess of par value	473,711	477,201
Retained earnings	460,055	446,163

	1,005,784	995,382
Treasury shares, at cost — 1,334 and 1,640 shares, respectively	(31,061)	(37,547)
Deferred compensation obligation	4,739	4,656
Accumulated other comprehensive loss	(123,847)	(130,657)

Total shareholders’ equity	855,615	831,834

Total liabilities and shareholders’ equity	$2,582,122	$2,575,538

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)	Three Months Ended March 31,
	2006	2005

Cash flows — Operating activities:
Net earnings (loss)	$13,892	$(4,014)
Adjustments to reconcile net earnings (loss) to net cash used by operating activities:
Depreciation	14,613	16,488
Amortization of intangible and other assets	2,552	2,674
Amortization of deferred loan costs and discount	528	1,125
Impairment of assets	—	5,905
Equity based compensation expense	3,882	1,248
Equity income in unconsolidated subsidiaries, net of dividends received	(3,494)	(1,665)
Change in assets and liabilities:
Accounts receivable, net	(3,824)	17,535
Inventories, net	(26,204)	(29,941)
Prepaid expenses and other	(4,086)	(9,401)
Other assets, net	(1,432)	671
Accounts payable	(11,968)	(15,943)
Accrued liabilities and income taxes payable	(35,927)	(25,200)
Retirement obligations and other liabilities	6,477	(152)
Net deferred taxes	(690)	(6,070)

Net cash flows used by operating activities	(45,681)	(46,740)

Cash flows — Investing activities:
Capital expenditures	(12,482)	(8,965)
Change in restricted cash	708	—

Net cash flows used by investing activities	(11,774)	(8,965)

Cash flows — Financing activities:
Net borrowings under lines of credit	20,072	20,368
Payments on long-term debt	(10,856)	—
Proceeds from stock option activity	—	514

Net cash flows provided by financing activities	9,216	20,882
Effect of exchange rate changes on cash	1,159	(1,215)

Net change in cash and cash equivalents	(47,080)	(36,038)
Cash and cash equivalents at beginning of year	92,864	63,759

Cash and cash equivalents at end of period	$45,784	$27,721

SEGMENT INFORMATION
Flowserve Pump Division

	Three Months Ended March 31,
(Amounts in millions)	2006	2005
Bookings	$495.6	$359.3
Sales	328.1	312.9
Gross profit	91.8	79.4
Gross profit margin	28.0%	25.4%
Operating income	24.5	17.6
Operating income as a percentage of sales	7.5%	5.6%
Backlog	877.6	703.5
Flow Control Division

	Three Months Ended March 31,
(Amounts in millions)	2006	2005
Bookings — continuing operations	$267.7	$224.8
Bookings — discontinued operations	—	26.8

Total bookings	267.7	251.6
Sales	217.8	209.5
Gross profit	74.3	70.0
Gross profit margin	34.1%	33.4%
Operating income	24.1	20.0
Operating income as a percentage of sales	11.1%	9.5%
Backlog	292.2	239.9
Flow Solutions Division

	Three Months Ended March 31,
(Amounts in millions)	2006	2005
Bookings	$127.9	$112.3
Sales	118.2	102.9
Gross profit	51.5	44.5
Gross profit margin	43.6%	43.2%
Operating income	23.3	18.7
Operating income as a percentage of sales	19.7%	18.2%
Backlog	71.1	61.2

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2006	2005

Sales	$752,859	$691,165
Cost of sales	501,140	468,463

Gross profit	251,719	222,702
Selling, general and administrative expense	179,241	166,399

Operating income	72,478	56,303
Interest expense	(16,260)	(19,861)
Interest income	1,070	618
Other income (expense), net	4,392	(5,866)

Earnings before income taxes	61,680	31,194
Provision for income taxes	28,609	12,633

Income from continuing operations	33,071	18,561
Discontinued operations, net of tax	—	(611)

Net earnings	$33,071	$17,950

Earnings (loss) per share:
Basic:
Continuing operations	$0.59	$0.33
Discontinued operations	—	(0.01)

Net earnings	$0.59	$0.32

Diluted:
Continuing operations	$0.57	$0.33
Discontinued operations	—	(0.01)

Net earnings	$0.57	$0.32

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)	Six Months Ended June 30,
	2006	2005

Sales	$1,406,716	$1,307,283
Cost of sales	940,605	893,438

Gross profit	466,111	413,845
Selling, general and administrative expense	356,113	331,715

Operating income	109,998	82,130
Interest expense	(31,941)	(39,896)
Interest income	2,153	1,462
Other income (expense), net	5,524	(8,579)

Earnings before income taxes	85,734	35,117
Provision for income taxes	38,771	13,658

Income from continuing operations	46,963	21,459
Discontinued operations, net of tax	—	(7,523)

Net earnings	$46,963	$13,936

Earnings (loss) per share:
Basic:
Continuing operations	$0.84	$0.39
Discontinued operations	—	(0.14)

Net earnings	$0.84	$0.25

Diluted:
Continuing operations	$0.81	$0.38
Discontinued operations	—	(0.13)

Net earnings	$0.81	$0.25

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)	June 30,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$58,247	$92,864
Restricted cash	2,436	3,628
Accounts receivable, net of allowance for doubtful accounts of $15,614 and $14,271, respectively	506,107	472,946
Inventories, net	429,407	361,770
Deferred taxes	121,596	113,957
Prepaid expenses and other	37,160	26,034

Total current assets	1,154,953	1,071,199
Property, plant and equipment, net of accumulated depreciation of $484,868 and $444,701, respectively	421,893	397,622
Goodwill	844,870	834,863
Deferred taxes	17,462	34,261
Other intangible assets, net	146,576	146,251
Other assets, net	93,392	91,342

Total assets	$2,679,146	$2,575,538

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$321,143	$316,713
Accrued liabilities	354,865	360,798
Debt due within one year	10,731	12,367
Deferred taxes	5,322	5,044

Total current liabilities	692,061	694,922
Long-term debt due after one year	644,875	652,769
Retirement obligations and other liabilities	429,555	396,013
Shareholders’ equity:
Series A preferred stock, $1.00 par value, 1,000 shares authorized, no shares issued	—	—
Common shares, $1.25 par value	72,018	72,018
Shares authorized — 120,000
Shares issued — 57,614
Capital in excess of par value	479,541	477,201
Retained earnings	493,126	446,163

	1,044,685	995,382
Treasury shares, at cost — 1,346 and 1,640 shares, respectively	(31,655)	(37,547)
Deferred compensation obligation	4,960	4,656
Accumulated other comprehensive loss	(105,335)	(130,657)

Total shareholders’ equity	912,655	831,834

Total liabilities and shareholders’ equity	$2,679,146	$2,575,538

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)	Six Months Ended June 30,
	2006	2005

Cash flows — Operating activities:
Net earnings	$46,963	$13,936
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	29,291	31,395
Amortization	5,130	5,245
Amortization of deferred loan costs and discount	1,001	2,424
Net (gain) loss on the disposition of assets	(503)	396
Equity based compensation expense	9,321	9,568
Equity income in unconsolidated subsidiaries, net of dividends received	(1,737)	(3,435)
Impairment of assets	—	5,905
Change in assets and liabilities:
Accounts receivable, net	(14,841)	1,643
Inventories, net	(52,155)	(35,112)
Prepaid expenses and other	(3,651)	(12,531)
Other assets, net	(10,569)	2,981
Accounts payable	(15,340)	(4,389)
Accrued liabilities and income taxes payable	(18,471)	3,025
Retirement obligations and other liabilities	22,377	(5,927)
Net deferred taxes	11,126	(17,724)

Net cash flows provided (used) by operating activities	7,942	(2,600)

Cash flows — Investing activities:
Capital expenditures	(29,458)	(17,885)
Change in restricted cash	1,192	(1,736)

Net cash flows used by investing activities	(28,266)	(19,621)

Cash flows — Financing activities:
Net borrowings under lines of credit	—	1,070
Payments on long-term debt	(15,856)	—
Proceeds from stock option activity	—	1,111

Net cash flows (used) provided by financing activities	(15,856)	2,181
Effect of exchange rate changes on cash	1,563	(2,528)

Net change in cash and cash equivalents	(34,617)	(22,568)
Cash and cash equivalents at beginning of year	92,864	63,759

Cash and cash equivalents at end of period	$58,247	$41,191

SEGMENT INFORMATION
Flowserve Pump Division

	Three Months Ended June 30,
(Amounts in millions)	2006	2005
Bookings	$529.6	$342.8
Sales	387.0	360.2
Gross profit	109.4	98.9
Gross profit margin	28.3%	27.5%
Operating income	46.9	37.7
Operating income as a percentage of sales	12.1%	10.5%
Backlog	1,020.6	703.5
Flow Control Division

	Three Months Ended June 30,
(Amounts in millions)	2006	2005
Bookings — continuing operations	$273.9	$240.9
Bookings — discontinued operations	—	27.2

Total bookings	273.9	268.1
Sales	252.3	228.9
Gross profit	86.0	74.0
Gross profit margin	34.1%	32.3%
Operating income	29.3	26.2
Operating income as a percentage of sales	11.6%	11.4%
Backlog	318.7	239.9
Flow Solutions Division

	Three Months Ended June 30,
(Amounts in millions)	2006	2005
Bookings	$122.7	$124.2
Sales	125.0	111.9
Gross profit	56.7	49.9
Gross profit margin	45.4%	44.6%
Operating income	27.3	24.2
Operating income as a percentage of sales	21.8%	21.6%
Backlog	71.7	61.2

SEGMENT INFORMATION
Flowserve Pump Division

	Six Months Ended June 30,
(Amounts in millions)	2006	2005
Bookings	$1,025.2	$702.1
Sales	715.0	673.1
Gross profit	201.2	178.2
Gross profit margin	28.1%	26.5%
Operating income	71.4	55.4
Operating income as a percentage of sales	10.0%	8.2%
Backlog	1,020.6	703.5
Flow Control Division

	Six Months Ended June 30,
(Amounts in millions)	2006	2005
Bookings — continuing operations	$541.6	$465.6
Bookings — discontinued operations	—	54.1

Total bookings	541.6	519.7
Sales	470.1	438.4
Gross profit	160.2	143.9
Gross profit margin	34.1%	32.8%
Operating income	53.4	46.2
Operating income as a percentage of sales	11.4%	10.5%
Backlog	318.7	239.9
Flow Solutions Division

	Six Months Ended June 30,
(Amounts in millions)	2006	2005
Bookings	$250.6	$236.6
Sales	243.2	214.8
Gross profit	108.2	94.4
Gross profit margin	44.5%	43.9%
Operating income	50.6	42.9
Operating income as a percentage of sales	20.8%	20.0%
Backlog	71.7	61.2